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                                                                   EXHIBIT 10.15


                AMENDED AND RESTATED CHANGE OF CONTROL AGREEMENT

        This COC Agreement (the "COC Agreement") is effective as of June 11, 2001 (the "Effective Date") by and between ________________ (the "Employee") and Sybase, Inc., a Delaware corporation (the "Company").

                                    RECITALS

        A. The Employee presently serves at the pleasure of the Board of Directors of the Company (the "Board") as the ______________________ of the Company and performs significant strategic and management responsibilities necessary to the continued conduct of the Company' s business and operations.

        B. The Employee and the Company previously entered into a Statement of Employment Terms dated ____________________ (which was amended
___________________) setting forth the benefits to which the Employee is entitled upon a Change of Control (as defined below) of the Company.

        C. The Board has determined that it remains in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.

        D. The Board believes that it is imperative to provide the Employee with certain severance benefits upon the Employee's termination of employment following a Change of Control which provide the Employee with enhanced financial security and provide sufficient incentive and encouragement to the Employee to remain with the Company following a Change of Control.

        E. In order to accomplish the foregoing objectives, the Board has directed the Company, upon execution of this COC Agreement, to commit to the terms provided herein.

        F. Certain capitalized terms used in the COC Agreement are defined in Section 3 below.

        In consideration of the mutual covenants herein contained, and in consideration of the continuing employment of Employee by the Company, the parties agree as follows:

        1. Term of Employment. The Company and the Employee acknowledge that the Employee's employment is at will, as defined under applicable law, except as may otherwise be provided under the terms of any written employment agreement between the Company and Employee, that is signed on behalf of the Company and now or hereafter in effect. If the Employee's employment terminates for any reason, the Employee shall not be entitled to any payments, benefits,


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damages, awards or compensation other than as provided by this COC Agreement, together with any written employment agreement then in effect between Employee and the Company, and as may otherwise be available in accordance with the Company's established written employee plans and written policies which are in effect at the time of termination.

        2.      Severance Benefits.

               (a) Termination Following A Change of Control. If the Company terminates the Employee's employment at any time within eighteen (18) months after a Change of Control, then the Employee shall be entitled to receive severance benefits as follows, subject to Section 4 below:

                      (i) Involuntary Termination. If the Employee's employment is terminated as a result of Involuntary Termination other than for Cause (as defined in Section 3(b) below), then the Employee shall be entitled to receive severance pay in an amount equal to the sum of (A) twice the greater of (x) the Employee's annual base salary at the time of the Change of Control, or (y) the Employee's annual base salary at the time of such termination, plus (B) one and one-half times the average of (x) the annual cash bonus, if any, received or deferred by the Employee in respect of the most recently completed fiscal year (or, if such bonus, if any, has been earned but not yet received or deferred, the annual cash bonus, if any, to be received or deferred with respect to such fiscal year), and (y) the annualized annual cash bonus that Employee is then eligible to receive for the Company's fiscal year in effect on the date of termination (which shall be calculated by annualizing the objective performance milestones based on the completed fiscal quarters in such fiscal year, and by assuming 100% "on target" satisfaction of any subjective performance milestones); provided, however, that if such termination occurs prior to the completion of the first fiscal quarter, then, subject to the minimum payment obligation set forth below, Employee shall receive severance pay in the amount described in Clause (A) above plus one and one-half times the average of the annual cash bonuses, if any, received or deferred by the employee in respect of the two most recently completed fiscal years (or, if such bonus, if any, has been earned but not yet received or deferred with respect to the most recently completed fiscal year, the average of the prior fiscal year's annual cash bonus and the annual cash bonus, if any, to be received or deferred with respect to the most recently completed fiscal year); provided further, however, notwithstanding the above, if the amount calculated under Clause (B) above is less than one and one-half times the Employee's target annual incentive compensation for the Company's fiscal year in effect at the time of the Change of Control (the "Current Year"), then the amount under Clause (B) shall instead be deemed to be one and one-half times the Employee's target annual compensation for the Current Year. Any severance payments to which the Employee is entitled pursuant to this section shall be paid in a lump sum within thirty (30) days of the Employee's termination. In addition, for a period of twenty-four (24) months after any termination under this Section 2(a)(i), the Company shall be obligated to continue to make available to the Employee and to pay for all health, dental, vision, life, dependent life, long-term disability, accidental death and dismemberment and other similar insurance plans existing on the date of the Employee's termination, or to provide comparable coverage. The Company shall "gross-up" Employee for any income required to be imputed by virtue of providing the benefits set forth in the preceding sentence, such that the net economic result to the Employee will be as if such benefits were provided on a tax-free basis. In addition, any outstanding stock option or restricted stock held by the Employee under the Company's stock option plans, under the Company's subsidiaries' stock option plans and under the


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stock option plans of corporations that have merged with or into the Company shall automatically have its vesting accelerated (including, for restricted stock, accelerated lapse of a right of repurchase by the Company) as to 100% of the unvested portion of such option or restricted stock on the date of termination, in addition to any portion of the option or restricted stock vested prior to the date of termination after taking into account any acceleration of vesting provided in the option agreement or restricted stock agreement between the Company and the Employee pertaining to such outstanding stock option or restricted stock.

                      (ii) Voluntary Resignation. If the Employee's employment terminates by reason of the Employee's voluntary resignation (and is not an Involuntary Termination or a termination for Cause), then the Employee shall not be entitled to receive severance or other benefits except for such benefits (if any) as may then be established under the Company's then existing written severance and benefits plans and written policies at the time of such termination.

                      (iii) Disability; Death. If the Company terminates the Employee's employment as a result of the Employee's Disability, or such Employee's employment is terminated due to the death of the Employee, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company's then existing written severance and benefits plans and written policies at the time of such Disability or death.

                      (iv) Termination for Cause. If the Employee is terminated for Cause, then the Employee shall not be entitled to receive any severance or other benefits following the date of such termination, and the Company shall have no obligation to provide for the continuation of any health and medical benefit or life insurance plans existing on the date of such termination, other than as required by law.

               (b) Termination Apart from Change of Control. If the Employee's employment is terminated for any reason either prior to the occurrence of a Change of Control or after the 18-month period following a Change of Control, then the Employee shall be entitled to receive severance and any other benefits only as may then be established under the Company's existing written severance and benefit plans and written policies at the time of such termination.

        3. Definition of Terms. The following terms referred to in this COC Agreement shall have the following meanings:

               (a) Change of Control. "Change of Control" shall mean the occurrence of any of the following events:

                      (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities, whether by tender offer, or otherwise; or


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                      (ii) A change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the Effective Date, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

                      (iii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the liquidation of the Company the sale or disposition by the Company of all or substantially all of the Company's assets.

               (b) Involuntary Termination. "Involuntary Termination" shall mean
(i) without the Employee's express written consent, the assignment to the Employee of any duties or the significant reduction of the Employee's duties, either of which is materially inconsistent with the Employee's position with the Company and responsibilities in effect immediately prior to such assignment, or the removal of the Employee from such position and responsibilities, which is not effected for Disability or for Cause; (ii) a material reduction by the Company in the base salary and/or bonus of the Employee as in effect immediately prior to such reduction; (iii) a material reduction by the Company in the kind or level of employee benefits to which the Employee is entitled immediately prior to such reduction with the result that the Employee's overall benefits package is significantly reduced; (iv) the relocation of the Employee to a facility or a location more than 50 miles from the Employee's then present location, without the Employee's express written consent; (v) any purported termination of the Employee by the Company which is not effected for death or Disability or for Cause, or any purported termination for Cause for which the grounds relied upon are not valid; or (vi) the failure of the Company to obtain the assumption of the terms of this COC Agreement by any successors contemplated in Section 6 below.

               (c) Cause. "Cause" shall mean (i) any act of personal dishonesty taken by the Employee in connection with his or her responsibilities as an employee and intended to result in substantial personal enrichment of the Employee, (ii) the conviction of a felony, (iii) a willful act by the Employee which constitutes gross misconduct and which is injurious to the Company, and
(iv) continued violations by the Employee of the Employee's obligations as an employee of the Company which are demonstrably willful and deliberate on the Employee's part after there has been delivered to the Employee a written demand for performance from the Company which describes the basis for the Company's belief that the Employee has not substantially performed his or her duties.

               (d) Disability. "Disability" shall mean that the Employee has been unable to perform his or her duties as an employee of the Company as the result of incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be


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total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee's legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least 30 days' written notice by the Company of its intention to terminate the Employee's employment. In the event that the Employee resumes the performance of substantially all of his of her duties as an employee of the Company before the termination of his or her employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

        4. Limitation on Payments. In the event that the severance and other benefits provided for in this COC Agreement or otherwise payable to the Employee (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) but for this Section 4, would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then the Employee's severance benefits under
Section 2(a)(i) shall be either

               (i)    delivered in full, or

               (ii) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Employee on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and the Employee otherwise agree in writing, any determination required under this Section 4 shall be made in writing in good faith by the accounting firm serving as the Company's independent public accountants immediately prior to the Change of Control (the "Accountants"), in good faith consultation with the Employee. In the event of a reduction in benefits hereunder, the Employee shall be given the choice of which benefits to reduce. For purposes of making the calculations required by this Section 4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4.

        5. Remedy. If Employee's benefits are reduced to avoid the Excise Tax pursuant to Section 4 hereof and, notwithstanding such reduction, the IRS determines that Employee is liable for the Excise Tax as a result of the receipt of severance benefits from the Company, then Employee shall be obligated to pay to the Company (the "Repayment Obligation") an amount of money equal to the "Repayment Amount." The Repayment Amount shall be the smallest such amount, if any, as shall be required to be paid to the Company so that Employee's net proceeds with respect to his or her severance benefits hereunder (after taking into account the payment of the Excise Tax imposed on such benefits) shall be maximized. Notwithstanding the foregoing, the Repayment Amount shall be zero if a Repayment Amount of more than zero would not eliminate the Excise Tax. If the Excise Tax is not eliminated through the performance of the Repayment Obligation, Employee shall pay the


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Excise Tax. The Repayment Obligation shall be discharged within 30 days of either (i) Employee entering into a binding agreement with the IRS as to the amount of Excise Tax liability, or (ii) a final determination by the IRS or a court decision requiring Employee to pay the Excise Tax from which no appeal is available or is timely taken.

        6.      Successors.

               (a) Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) or to all or substantially all of the Company's business and/or assets shall assume the obligations under this COC Agreement and agree expressly to perform the obligations under this COC Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this COC Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this COC Agreement by operation of law.

               (b) Employee's Successors. The terms of this COC Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

        7.      Notice.

               (a) General. Notices and all other communications contemplated by this COC Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

               (b) Notice of Termination by the Company. Any termination by the Company of the Employee's employment with the Company at any time within eighteen (18) months following a Change of Control shall be communicated by a notice of termination to the Employee at least five (5) days prior to the date of such termination, given in accordance with Section 7(a) of this COC Agreement. Such notice shall indicate the specific termination provision or provisions in this COC Agreement relied upon (if any), shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision or provisions so indicated, and shall specify the termination date.

               (c) Notice by the Employee of Involuntary Termination by the Company. In the event the Employee determines that an Involuntary Termination has occurred at any time within eighteen (18) months following a Change of Control, the Employee shall give written notice that such Involuntary Termination has occurred as set forth in this Section 7(c). Such notice shall be


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delivered by the Employee to the Company in accordance with Section 7(a) of this
COC Agreement within ninety (90) days following the date on which such Involuntary Termination occurred (or, if such Involuntary Termination occurred as a result of more than one event set forth in Section 3(b), within ninety (90) days following the latest of such events), shall indicate the specific provision or provisions in this COC Agreement upon which the Employee relied to make such determination and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such determination. The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his or her rights hereunder.

        8.      Miscellaneous Provisions.

               (a) No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this COC Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

               (b) Waiver. No provision of this COC Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this COC Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

               (c) Entire Agreement. Except with respect to the terms of any written employment agreement, if any, by and between the Company and Employee that is signed on behalf of the Company, no agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this COC Agreement have been made or entered into by either party with respect to the subject matter hereof. This COC Agreement supercedes in its entirety the ______, 19__ Statement of Employment Terms between the parties and the Amendment thereto dated _______________.

               (d) Choice of Law. The validity, interpretation, construction and performance of this COC Agreement shall be governed by the laws of the State of California.

               (e) Severability. The invalidity or unenforceability of any provision or provisions of this COC Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

               (f) Arbitration. Any dispute or controversy arising under or in connection with this COC Agreement shall be settled exclusively by arbitration in Contra Costa County, California, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Punitive damages shall not be awarded.


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               (g) No Assignment of Benefits. The rights of any person to payments or benefits under this COC Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this subsection (f) shall be void.

               (h) Employment Taxes. Subject to Section 4, all payments made pursuant to this COC Agreement will be subject to withholding of applicable income and employment taxes.

               (i) Assignment by Company. The Company may assign its rights under this COC Agreement to an affiliate, and an affiliate may assign its rights under this COC Agreement to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment. In the case of any such assignment, the term "Company" when used in a section of this COC Agreement shall mean the corporation that actually employs the Employee.

               (j) Counterparts. This COC Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

               IN WITNESS WHEREOF, each of the parties has executed this COC Agreement, in the case of the Company by its duly authorized officer, as of the Effective Date.


                                         SYBASE, INC.
                                         By
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Name                                     John S. Chen
                                         President and Chief Executive Officer